EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the X-Rite, lncorporated 2011 Omnibus Long Term Incentive Plan of our reports dated March 17, 2011, with respect to the consolidated financial statements and schedule of X-Rite, lncorporated and subsidiaries and the effectiveness of internal control over financial reporting of X-Rite, lncorporated and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended January 1, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

May 18, 2011